Rule 424(b)3
                                                             File No. 33-55555


                  PRICING SUPPLEMENT NO. 9 DATED November 8, 1995
                 (To Prospectus Supplement dated November 28, 1994
                       and Prospectus dated November 28, 1994)

                               FLEET FINANCIAL GROUP
                                MEDIUM-TERM NOTES
                     DUE 9 MONTHS OR MORE FROM DATE OF ISSUE
                                FLOATING RATE NOTE
                Series   X   (H) Senior            (l) Subordinated
                      -------          ------------
Principal Amount:        $50,000,000.00                   Total Amount of OID:
                                                          Yield To Maturity:
Issue Price:             99.953                           Initial Accrual Period OID:

Initial Interest Rate:   TBD

Original Issue Date:     11/14/95

Maturity Date:           5/14/98                          If Other than USD:
                                                          Specified Currency:
Interest Rate Basis:                                      Authorized Denominations:
                                                          Place of Payment
     CD:                                  / /
     CMT:                                 / /             Option to Receive
     Designated CMT Telerate Page:        / /             Payments in Specified
     Designated CMT Maturity Index:       / /                    Currency:   / / Yes    / / No
     Commercial Paper:                    / /
     Federal Funds:                       / /              Redemption:
     LIBOR:                               /X/              /X/  The Notes may not be redeemed
        Telerate:    Page 3750            /X/                   prior to maturity
        Reuters:                          / /              / /  The Notes may be redeemed
        Index Currency:                   / /                   Prior to maturity
     Prime:                               / /
     Treasury:                            / /              Terms of Redemption:
     11th District Cost of Funds:         / /
     Other:                               / /              -----------------------------------
                                                           -----------------------------------
Spread (+/-):  Plus 10 basis points                        Agent: Salomon Brothers Inc
                                                           Agent's Commission /.047% / of principal amount
Spread Multiplier:                                         Calculation Agent:   First National Bank of Chicago

Maximum Interest Rate:                                     Exchange Rate Agent:

Minimum Interest Rate:                                     Other Provisions:   Salomon Brothers has purchased
                                                                               the Notes as principal in this
Initial Interest Reset Date:                                                   transaction for resale to one or
                                                                               more investors at varying prices
Interest Reset Dates:          On the 14th of Feb., May, Aug., Nov.            related to prevailing market
                                                                               conditions at the time or times of
Interest Payment Dates:       On the 14th of Feb., May, Aug., Nov.             resale as determined by
Interest Determination Dates:  Two London/New York Business Days Prior         Salomon Brothers.
                                 to Interest Reset Date

Index Maturity:                Quarterly
Interest Payment Period:       Quarterly

